Deloitte & Touche

                             Deloitte & Touche LLP    Telephone: (412) 338-7200
                             2500 One PPG Place       Facsimile: (412) 338-7380
                             Pittsburgh, Pennsylvania 15222-5401


February 24, 2000


Mr. John Mendez
Vice President and Chief Financial Officer
First Community Bancshares, Inc.
One Community Place
P.O. Box 989
Bluefield, Virginia 24605


Dear Mr. Mendez:

     This is to confirm that the client-auditor relationship between First Community Bancshares, Inc. (Commission File No. 0-19297) and Deloitte & Touche has ceased.


Yours truly,

/s/ Deloitte & Touche LLP


cc:  Office of the Chief Accountant
     SECPS Letter File
     Securities and Exchange Commission
     Mail Stop 11-3
     450 5th Street, N.W.
     Washington, D.C. 20549


     Mr. James L. Harrison, Sr., President and Chief Executive Officer Mr. W. W. Tinder, Jr., Chairperson of the Audit Committee